EXCHANGE AND SUPPORT AGREEMENT

SUNOPTA INC.

and

SUNOPTA FOODS INC.

and

OAKTREE ORGANICS, L.P.

and

OAKTREE HUNTINGTON INVESTMENT FUND II, L.P.

and

ENGAGED CAPITAL FLAGSHIP MASTER FUND, LP

and

ENGAGED CAPITAL, LLC

and

ENGAGED CAPITAL CO-INVEST IV-A, LP

and

ANY PERSON THAT BECOMES A HOLDER OF PREFERRED SHARES

April 24, 2020

TABLE OF CONTENTS

ARTICLE I INTERPRETATION		2

1.1	Defined Terms	2

1.2	Defined Terms in the Preferred Share Terms	3

1.3	Rules of Construction	3

1.4	Entire Agreement	4

1.5	Time of Essence	4

1.6	Governing Law and Submission to Jurisdiction	4

1.7	Severability	5

1.8	Schedules	5

ARTICLE II EXCHANGE PROCEDURES		5

2.1	Holder Exchange Right	5

2.2	Holder Exchange Notice	6

2.3	Exchange Procedure	6

2.4	Representations of the Parent	7

2.5	Holders’ Acknowledgements	7

ARTICLE III COVENANTS OF THE PARENT AND THE HOLDERS		7

3.1	Information Rights	7

3.2	Support Obligations	7

3.3	Regulatory Approvals	8

ARTICLE IV MISCELLANEOUS		9

4.1	Notices	9

4.2	Amendments and Waivers	11

4.3	Successor	11

4.4	Assignment	11

4.5	Successors and Assigns	11

4.6	Further Assurances	11

4.7	Counterparts	11

EXCHANGE AND SUPPORT AGREEMENT

THIS AGREEMENT made the 24th day of April, 2020,

BETWEEN:

OAKTREE ORGANICS, L.P., a limited partnership existing under the laws of the State of Delaware,

- and -

OAKTREE HUNTINGTON INVESTMENT FUND II, L.P., a limited partnership existing under the laws of the State of Delaware,

- and -

ENGAGED CAPITAL FLAGSHIP MASTER FUND, LP, an exempted limited partnership existing under the laws of the Cayman Islands,

- and -

ENGAGED CAPITAL, LLC, a limited liability company existing under the laws of the State of Delaware,

- and -

ENGAGED CAPITAL CO-INVEST IV-A, LP, a limited partnership existing under the laws of the State of Delaware,

(collectively, hereinafter referred to as the “Investors” and each an “Investor”),

- and -

SUNOPTA INC., a corporation existing under the federal laws of Canada,

(hereinafter referred to as the “Parent”),

- and -

SUNOPTA FOODS INC., a corporation existing under the laws of the State of Delaware,

(hereinafter referred to as the “Issuer”),

- and -

Any other Holder of Preferred Shares, from time to time.

WHEREAS the Parent, the Issuer and the Investors have entered into a securities subscription agreement dated as of April 15, 2020 (the “Subscription Agreement”) pursuant to which the Investors subscribed for the Series B-1 Preferred Shares and agreed to subscribe for, only if and to the extent the Parent exercises the Series B-2 Sale Option, the Series B-2 Preferred Shares (each as defined below);

WHEREAS the Investors are the beneficial holders of an aggregate of 30,000 Series B-1 Preferred Shares (as defined herein);

AND WHEREAS the Parent and the Issuer have agreed to enter into this Agreement so as to recognize and provide for, inter alia, the right of an Investor to acquire Exchange Common Shares (as defined herein) in exchange for Preferred Shares held by an Investor or a Holder (as defined herein), all in accordance with the terms and conditions set out herein;

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the respective covenants and agreements of the parties herein contained and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), the parties agree as follows:

Article I
INTERPRETATION

1.1	Defined Terms

For the purposes of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings.

“Beneficially Own” or “Beneficial Owner” shall have the meaning given to that term in the Shareholder Rights Plan.

“Business Day” means any day, other than (a) a Saturday, Sunday or statutory holiday in the Province of Ontario or the State of New York and (b) a day on which banks are generally closed in the Province of Ontario or the State of New York;

“Canadian Securities Commissions” means the securities commissions or similar securities regulatory authorities in each of the provinces and territories of Canada;

“Common Shares” means the common shares in the capital of the Parent;

“Engaged Capital Investors” means collectively, Engaged Capital Flagship Master Fund, LP, Engaged Capital, LLC and Engaged Capital Co-Invest IV-A, LP;

“Engaged Investor Rights Agreement” means the investor rights agreement entered into between the Engaged Investors, the Parent and the Issuer on the date hereof;

“Exchange Common Shares” has the meaning given to that term in Section 2.1(a);

“Exchanged Preferred Shares” has the meaning given to that term in Section 2.2(b);

“Governmental Entity” means any domestic or foreign federal, provincial, regional, state, municipal or other government, governmental department, agency, authority or body (whether administrative, legislative, executive or otherwise), court, tribunal, commission or commissioner, bureau, minister or ministry, board or agency, or other regulatory authority, including any securities regulatory authorities and stock exchange;

“Holder” means a holder of Preferred Shares from time to time and, on the date hereof, includes the Investors;

“Holder Exchange Date” has the meaning given to that term in Section 2.2(b);

“Holder Exchange Notice” has the meaning given to that term in Section 2.2(a);

“Holder Exchange Right” has the meaning given to that term in Section 2.1(a);

“Investors” has meaning given to that term in the recitals hereto;

“Issuer” has the meaning given to that term in the recitals hereto;

“Liquidation Event” means the liquidation, winding-up or dissolution of the Parent or the Issuer, whether voluntary or involuntary;

“NASDAQ” means the NASDAQ stock market or any successor thereto;

“Oaktree Investor Rights Agreement” means the investor rights agreement entered into between the Oaktree Investors, the Parent and the Issuer on the date hereof;

“Oaktree Investors” means collectively, Oaktree Organics, L.P. and Oaktree Huntington Investment Fund II, L.P.;

“Parent” has the meaning given to that term in the recitals hereto;

“Person” means and includes any individual, company, limited partnership, general partnership, joint stock company, limited liability company, joint venture, association, company, trust, bank, trust company, pension fund, business trust or other organization, whether or not a legal entity and any Governmental Entity;

"PIF" means personal information form in accordance with the requirements of the TSX;

"Preferred Shares" means the Series B-1 Preferred Shares and the Series B-2 Preferred Shares;

“Subscription Agreement” has the meaning given to that term in the recitals hereto;

“Regulatory Approval” means that (a) the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvement Act shall have expired or been terminated or (b) the applicable waiting period under section 123 of the Competition Act (Canada) shall have expired or been terminated or waived or the obligation to comply with Part IX of the Competition Act (Canada) will have been waived in accordance with subsection 113(c) of the Competition Act (Canada);

“SEC” means the United States Securities and Exchange Commission;

“Series A Preferred Shares” means the shares of Series A Preferred Stock in the capital stock of the Parent;

“Series B-1 Preferred Share Terms” means the terms of the Series B-1 Preferred Stock as set out in Part C of Article Fourth in Schedule 1.1;

“Series B-1 Preferred Shares” means the shares of Series B-1 Preferred Stock in the capital of the Issuer, subscribed for by the Investors pursuant to the Subscription Agreement;

“Series B-2 Preferred Share Terms” means the terms of the Series B-2 Preferred Stock as set out in Part D of Article Fourth in Schedule 1.1;

"Series B-2 Preferred Shares" means the shares of Series B-2 Preferred Stock in the capital of the Issuer, solely if and to the extent issued to the Investors pursuant to the Subscription Agreement;

"Series B-2 Sale Option" means the right of the Parent to require the Investors to purchase Series B-2 Preferred Shares, as further described in the Subscription Agreement;

“Shareholder Rights Plan” means the amended and restated shareholder rights plan agreement dated as of November 10, 2015 between Parent and American Stock Transfer and Trust Company, LLC, as rights agent, as amended and restated as of April 18, 2016, as further amended, restated, succeeded or replaced from time to time, and any similar plan adopted from time to time;

“TSX” means the Toronto Stock Exchange or any successor thereto; and

“U.S. Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, as the same may hereafter be amended from time to time or replaced.

1.2	Defined Terms in the Preferred Share Terms

Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Series B-1 Preferred Share Terms and the Series B-2 Preferred Share Terms, as applicable.

1.3	Rules of Construction

Except as may be otherwise specifically provided in this Agreement and unless the context otherwise requires, in this Agreement:

(a)	the terms “Agreement”, “this Agreement”, “the Agreement” , “hereto”, “hereof”, “herein”, “hereby”, “hereunder” and similar expressions refer to this Agreement in its entirety and not to any particular provision hereof and include any schedules or exhibits thereto;

(b)	references to an “Article” or “Section” followed by a number or letter refer to the specified Article or Section to this Agreement;

(c)	the division of this Agreement into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement;

(d)	words importing the singular number only shall include the plural and vice versa and words importing the use of any gender shall include all genders;

(e)	the word “including” is deemed to mean “including without limitation”;

(f)	the terms “party” and “the parties” refer to a party or the parties to this Agreement;

(g)	any reference to this Agreement means this Agreement as amended, modified, replaced or supplemented from time to time;

(h)	any reference to a statute, regulation or rule shall be construed to be a reference thereto as the same may from time to time be amended, re-enacted or replaced, and any reference to a statute shall include any regulations or rules made thereunder;

(i)	all dollar amounts refer to currency of the United States;

(j)	any time period within which a payment is to be made or any other action is to be taken hereunder shall be calculated excluding the day on which the period commences and including the day on which the period ends; and

(k)	whenever any action is required to be taken or period of time is to expire on a day other than a Business Day, such action shall be taken or period shall expire on the next following Business Day.

1.4	Entire Agreement

This Agreement and the Series B-1 Preferred Share Terms and the Series B-2 Preferred Share Terms constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings, negotiations and discussions, whether written or oral. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as provided in this Agreement and the Series B-1 Preferred Share Terms and the Series B-2 Preferred Share Terms.

1.5	Time of Essence

Time shall be of the essence of this Agreement.

1.6	Governing Law and Submission to Jurisdiction

(a)               This Agreement shall be interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the Province of Ontario and the federal laws of Canada applicable in that province.

(b)               Each of the parties irrevocably and unconditionally (i) submits to the non-exclusive jurisdiction of the courts of the Province of Ontario over any action or proceeding arising out of or relating to this Agreement, (ii) waives any objection that it might otherwise be entitled to assert to the jurisdiction of such courts and (iii) agrees not to assert that such courts are not a convenient forum for the determination of any such action or proceeding.

1.7	Severability

If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

1.8	Schedules

The following Schedules are attached to and form an integral part of this Agreement:

Schedule 1.1 - Series B-1 Preferred Share Terms and Series B-2 Preferred Share Terms

Article II
EXCHANGE PROCEDURES

2.1	Holder Exchange Right

(a)               Subject to Section 2.1(b), the Parent hereby grants to each Holder, as long as the Holder is an “accredited investor” as defined in Rule 501 under the U.S. Securities Act, the right (the “Holder Exchange Right”) to acquire from the Parent, in exchange for the Holder delivering as consideration all or any part of the Series B-1 Preferred Shares and Series B-2 Preferred Shares held from time to time by such Holder, that number of fully paid and non-assessable Common Shares equal to (i) in respect of any Series B-1 Preferred Shares, the number of Series B-1 Preferred Shares exchanged by the Holder multiplied by the Exchange Rate of the Series B-1 Preferred Shares (as adjusted pursuant to the Series B-1 Preferred Share Terms) and (ii) in respect of any Series B-2 Preferred Shares, the number of Series B-2 Preferred Shares exchanged by the Holder multiplied by the Exchange Rate of the Series B-2 Preferred Shares (as adjusted pursuant to the Series B-2 Preferred Share Terms) (in each case, the “Exchange Common Shares”) on the Holder Exchange Date.

(b)               The exercise of the Holder Exchange Right in respect of each of the Series B-1 Preferred Shares and the Series B-2 Preferred Shares is subject to the Exchange Cap and the Rights Plan Exchange Cap applicable to the Series B-1 Preferred Shares and the Series B-2 Preferred Shares, respectively, such that the Holder Exchange Right may not be exercised in respect of Exchange Common Shares which the Holder would not be entitled to receive pursuant to Section 6 of the Series B-1 Preferred Shares Terms and Section 6 of the Series B-2 Preferred Share Terms, respectively, and for greater certainty, in each case, having regard to Sections 6.11.1, 6.11.2 and 6.11.4 of the Series B-1 Preferred Share Terms and Series B-2 Preferred Share Terms, as applicable. No fractional Common Shares shall be due on the exchange of Preferred Shares.

(c)               With respect to each of the Series B-1 Preferred Shares and the Series B-2 Preferred Shares, to the extent of any Series B-1 Preferred Shares or Series B-2 Preferred Shares that could be exchanged for Exchange Common Shares pursuant to a Holder Exchange Right where, as a result, such Holder would become the Beneficial Owner of in excess of 19.99% of the number of Common Shares or any other shares in the capital stock of the Parent entitled to vote generally for the election of directors (“Voting Shares”) outstanding immediately after giving effect to such exchange under the terms of the Shareholder Rights Plan (such limit, the “Rights Plan Exchange Cap”), the Holder may not become the Beneficial Owner of such Exchange Common Shares until the lapse of sixty-one days following the date of the exercise of a Holder Exchange Right for such Series B-1 Preferred Shares or Series B-2 Preferred Shares. For the purposes of this Section 2.1(c), the determination of percentage ownership of Voting Shares Beneficially Owned by any Holder shall be made in accordance with the terms and conditions of the Shareholder Rights Plan. For greater certainty, in the event a Holder exercises its Holder Exchange Right in respect of both Series B-1 Preferred Shares and Series B-2 Preferred Shares, the Rights Plan Exchange Cap shall apply individually to each of the Series B-1 Preferred Shares and the Series B-2 Preferred Shares.

(d)               With respect to each of the Series B-1 Preferred Shares and the Series B-2 Preferred Shares, notwithstanding the exercise by the Issuer of its rights to force exchange pursuant to Section 6.3 or its redemption rights pursuant to Section 7.1 of the Series B-1 Preferred Share Terms and Series B-2 Preferred Share Terms, respectively, each Holder shall be entitled to exercise the Holder Exchange Right after receipt of a Forced Exchange Notice or Optional Redemption Notice; provided the Holder Exchange Date precedes the Forced Exchange Date or Optional Redemption Date by at least five (5) Business Days or three (3) Business Days respectively, subject to the limitations set forth in Section 2.1(c) herein. Upon the exchange of the Series B-1 Preferred Shares and Series B-2 Preferred Shares pursuant to such Holder Exchange Right, such Forced Exchange Notice or Optional Redemption Notice, as applicable, shall be rendered void in respect of such Series B-1 Preferred Shares and Series B-2 Preferred Shares. Notwithstanding the requirement to specify a Holder Exchange Date in the Holder Exchange Notice, a Holder may exercise the Holder Exchange Right with respect to each of the Series B-1 Preferred Shares and the Series B-2 Preferred Shares immediately prior to a Liquidation Event or Capital Reorganization, subject to the limitations set forth in Section 2.1(c) herein.

2.2	Holder Exchange Notice

(a)               Subject to the limitations set forth in Section 2.1(c) herein and in accordance with Section 6.4 of the Series B-1 Preferred Share Terms and Section 6.4 of the Series B-2 Preferred Share Terms, respectively, the Holder Exchange Right may be exercised by a Holder by delivery of a notice in writing (the “Holder Exchange Notice”), together with a representation that the Holder is an “accredited investor” as defined in Rule 501 under the U.S. Securities Act and the certificate or certificates representing the Series B-1 Preferred Shares and/or Series B-2 Preferred Shares in respect of which the Holder wishes to exercise its Holder Exchange Right, to the Secretary of the Parent and the Issuer at the principal office of each or such location as each may designate.

(b)               The Holder Exchange Notice (i) shall be signed and dated by such Holder or by its duly authorized attorney or agent, (ii) shall specify the number of Series B-1 Preferred Shares and/or Series B-2 Preferred Shares which the Holder desires to have exchanged (the “Exchanged Preferred Shares”); (iii) shall include the other required information set out in Section 6.1 of the Series B-1 Preferred Share Terms and Section 6.1 of the Series B-2 Preferred Share Terms, as applicable; (iv) in the case of the Engaged Capital Investors, shall include a certification of the Holder that the PIFs required by the TSX to be filed by the Engaged Capital Investors in connection with the transactions contemplated by the Subscription Agreement have been cleared by the TSX; (v) in the case of the Engaged Capital Investors, shall include a reply certification to be made by a senior officer of the Parent that the Parent has made reasonable inquiries to verify that, and to the best of the Parent’s knowledge it is accurate that, the PIFs required by the TSX to be filed by the Engaged Capital Investors in connection with the transactions contemplated by the Subscription Agreement have been cleared by the TSX; and (vi) shall specify the date of the exchange (the “Holder Exchange Date”), which date must be, in respect of any Exchanged Preferred Shares subject to the Rights Plan Exchange Cap, a Business Day not less than sixty-one calendar days following the date of the Holder Exchange Notice, or in respect of any Preferred Shares that are not subject to the Rights Plan Exchange Cap, a Business Day and must not be less than three Business Days or more than five Business Days after the date upon which the Holder Exchange Notice is received by the Parent and the Issuer. If no such Business Day is specified in the Holder Exchange Notice, the Holder Exchange Date shall be deemed to be the fifth Business Day after the date on which the Holder Exchange Notice is received by the Parent and the Issuer; provided that for any Exchanged Preferred Shares that are subject to the Rights Plan Exchange Cap, the Holder Exchange Date shall be a Business Day not less than sixty-one calendar days following the date of the Holder Exchange Notice.

2.3	Exchange Procedure

(a)               As soon as reasonably practicable and in any event by the Holder Exchange Date (and no earlier than sixty-one calendar days following the date of the Holder Exchange Notice in the event of Exchanged Preferred Shares that are subject to the Rights Plan Exchange Cap):

(i)                 in the case of an exchange by the Engaged Capital Investors, a senior officer of the Parent shall certify that the Parent has made reasonable inquiries to verify that, and to the best of the Parent’s knowledge it is accurate that, the PIFs required by the TSX to be filed by the Engaged Capital Investors in connection with the transactions contemplated by the Subscription Agreement have been cleared by the TSX;

(ii)              the Parent shall issue and deliver to the Holder the Exchange Common Shares due upon exchange of the Exchanged Preferred Shares in exchange therefor;

(iii)            if a fraction of a Common Share would otherwise be due on exchange of one or more Exchanged Preferred Shares, the Parent shall pay to the Holder an amount in cash (computed to the nearest cent) or round up to the nearest whole Common Share, determined in accordance with Section 10 of the Series B-1 Preferred Shares Terms and the Series B-2 Preferred Shares Terms, as applicable, on the Business Day next preceding the Holder Exchange Date;

(iv)             with respect to each of the Series B-1 Preferred Shares and the Series B-2 Preferred Shares subject to the Holder Exchange Right, if the amount of Accumulated Cash Dividends in respect of the Exchanged Preferred Shares is greater than zero, the Parent shall pay or cause the Issuer to pay an amount in cash equal to the Accumulated Cash Dividends; and

(v)               if less than all the Series B-1 Preferred Shares or Series B-2 Preferred Shares represented by a certificate or certificates are to be exchanged, the Parent shall cause to be delivered to the Holder, at the expense of the Parent, a new certificate representing the Series B-1 Preferred Shares or Series B-2 Preferred Shares, as applicable, represented by the surrendered certificate or certificates that are not to be exchanged.

2.4	Representations of the Parent

The Parent hereby represents, warrants and covenants in favour of the Holders as follows:

(a)               any Common Shares deliverable upon exchange of the Series B-1 Preferred Shares and/or Series B-2 Preferred Shares, as applicable, pursuant to the Series B-1 Preferred Share Terms and/or Series B-2 Preferred Shares Terms, as applicable, and the terms hereof will be duly authorized and validly issued as fully paid and non-assessable, free and clear of any liens, claims, rights or encumbrances, other than those arising under law as a result of the Holders thereof;

(b)               it has reserved for issuance and will, at all times while any Preferred Shares are outstanding, keep available, free from pre-emptive and other rights granted by the Parent, such number of Common Shares as are deliverable upon exchange of the outstanding Preferred Shares pursuant to the Series B-1 Preferred Share Terms and the Series B-2 Preferred Share Terms and the terms hereof; and

(c)               it will make such filings and take such other reasonable commercial steps as may be necessary in order that the Common Shares deliverable upon exchange of the Preferred Shares will be approved for listing and posted for trading on the TSX, NASDAQ or any stock exchange or market on which the Common Shares then trade, on the date of issuance of such Common Shares.

2.5	Holders’ Acknowledgements

The Holders each acknowledge that, unless permitted under applicable securities legislation, the Holders may not transfer or assign the Holder Exchange Right in respect of the Series B-1 Preferred Shares before August 25, 2020 and may not assign the Holder Exchange Right in respect of the Series B-2 Preferred Shares before that date that is four months and one day following the Subsequent Closing Date (as such term is defined in the Subscription Agreement).

2.6	Personal Information Form Clearance

Notwithstanding any other provision of this Agreement, the Engaged Capital Investors may not deliver a Holder Exchange Notice under Section 2.2, and the Parent shall not issue Exchange Common Shares to the Engaged Capital Investors under Section 2.3, prior to such date on which the TSX has confirmed to the Parent, the Issuer and the Engaged Capital Investors that the PIFs required by the TSX to be filed by the Engaged Capital Investors in connection with the transactions contemplated by the Subscription Agreement have been cleared by the TSX.

Article III
COVENANTS OF THE PARENT AND THE HOLDERS

3.1	Information Rights

If the Parent is not required to file with the Canadian Securities Commissions, the SEC, the TSX, or NASDAQ (or any other stock exchange on which the Common Shares are then listed and/or traded), interim financial statements, management discussions and analyses, annual information forms, management information circulars, annual reports, Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K, proxy statement on Form DEF 14A and similar filings pursuant to applicable securities law, the Parent shall furnish to the Holders (a) unaudited financial statements within 60 days after the end of each of the Parent’s fiscal quarters (except year-end), and (b) audited financial statements within 90 days after the Parent’s fiscal year-end.

3.2	Support Obligations

The Parent covenants and agrees with the Holders that, for so long as any Preferred Shares remain outstanding:

(a)               it will provide the Issuer with sufficient cash to ensure that the Issuer is able to pay to each Holder all amounts to which such Holder is entitled in accordance with the Series B-1 Preferred Share Terms and the Series B-2 Preferred Share Terms and it will take such action as is necessary to enable the Issuer to comply with its obligations under the Series B-1 Preferred Share Terms and Series B-2 Preferred Share Terms;

(b)               it will, upon direction by the Issuer, cause the issuance and delivery to the Holders of such number of Common Shares necessary to satisfy the Issuer’s obligations upon an exchange of Preferred Shares pursuant to the Series B-1 Preferred Share Terms and Series B-2 Preferred Share Terms and in accordance with the terms hereof;

(c)               it will not vote or otherwise take any action to cause a Liquidation Event;

(d)               it will remain the direct or indirect beneficial owner of all the outstanding shares or other equity securities of the Issuer, other than (i) the Preferred Shares and the Series A Preferred Shares, (ii) such other securities that the Issuer is permitted to create without the approval of the Holders and (iii) any other securities that the Issuer creates with the requisite approval of the Holders pursuant to the Series B-1 Preferred Share Terms and Series B-2 Preferred Share Terms;

(e)               for so long as at least 10% of the Preferred Shares remain outstanding, it will use commercially reasonable efforts to maintain the listing of the Common Shares on the NASDAQ or another stock exchange registered with the SEC under 6(a) of the Exchange Act, other than in connection with a Change of Control;

(f)                it will not exercise any voting or consent rights which may be exercisable by the Holders of Preferred Shares in accordance with the Series B-1 Preferred Shares Terms and Series B-2 Preferred Shares Terms or pursuant to applicable law with respect to any Preferred Shares held by the Parent, and will cause its Affiliates not to exercise any such voting or consent rights with respect to any Preferred Shares held by such Affiliates;

(g)               in the event that it holds any Preferred Shares, it will take such action as is necessary such that such Preferred Shares will no longer remain outstanding; and

(h)               it will not declare any dividends on any of its issued and outstanding share capital at any time after the Dividend Change Date if the amount of Accumulated Cash Dividends in respect of either the Series B-1 Preferred Shares or the Series B-2 Preferred Shares is greater than zero.

3.3	Regulatory Approvals

(a)               The Parent and the Holders agree that, at the request of the other party, from time to time, they shall cooperate with and assist each other to determine whether a Regulatory Approval is or would be required in connection with any proposed or potential exchange of the Preferred Shares pursuant to this Agreement or the Series B-1 Preferred Share Terms or Series B-2 Preferred Share Terms, as applicable, including cooperation from the Parent and the Holders in providing each other with such financial and other information as is required to assess whether the size of the transaction, size of the parties or other thresholds applicable to the determination of whether a Regulatory Approval are attained.

(b)               The Parent and the Holders agree that, at the request of the other party, from time to time, they shall cooperate with and assist each other to obtain any Regulatory Approval that is determined by the Holders or the Parent, each acting reasonably and on the advice of counsel, to be required in connection with the exchange of the Preferred Shares pursuant to this Agreement or the Series B-1 Preferred Share Terms or Series B-2 Preferred Share Terms, as applicable, or in connection with the exercise of voting rights or Beneficiary Votes as contemplated in Section 6.2 of the Engaged Investor Rights Agreement and the Oaktree Investor Rights Agreement. Such mutual cooperation shall include:

(i)                 using commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or advisable under applicable Law to obtain any such Regulatory Approval as promptly as practicable following the request of the other party, including: (i) the preparation and filing of all forms, registrations and notifications required to be filed in connection with such Regulatory Approvals; (ii) satisfaction of any conditions required to obtain such Regulatory Approval; and (iii) obtaining (and cooperating with each other in obtaining) any consent, authorization, expiration or termination of a waiting period, permit, order or approval of, waiver or any exemption by, any Governmental Entity required to be obtained or made by the parties in connection with such Regulatory Approval; and

(ii)              keeping each other fully informed as to the status of and the processes and proceedings relating to obtaining any such Regulatory Approval and promptly notifying each other of any material communication from any Governmental Entity in respect of any Regulatory Approval and, to the extent not precluded by such Governmental Entity, giving the other parties the opportunity to review drafts of, and provides final copies of, any submissions, correspondence or filings, and to attend and participate in any communications or meetings.

Article IV
MISCELLANEOUS

4.1	Notices

(a)               Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person, transmitted by fax or e-mail or similar means of recorded electronic communication or sent by registered mail, charges prepaid, addressed as follows:

(i)	in the case of the Parent or the Issuer:

7301 Ohms Lane, Suite 600

Edina, Minnesota 55439

Attention: Chief Administrative Officer

Facsimile: 952.835.1991

E-mail: jill.barnett@sunopta.com

with a copy to:

Davies Ward Phillips & Vineberg LLP

155 Wellington Street West

Toronto, ON M5V 3J7

Attention: Patricia Olasker

Facsimile: 416.863.0871

email: polasker@dwpv.com

(ii)	in the case of the Oaktree Investors:

c/o Oaktree Capital Management, L.P.

333 South Grand Avenue, 28th Floor

Los Angeles, CA 90071

Attention: David Smolens

Facsimile: 213.830.6293

email: dsmolens@oaktreecapital.com

with a copy to:

Kirkland & Ellis LLP

300 North LaSalle

Chicago, IL 60654

Attention: Dennis M. Myers and Hamed Meshki

Facsimile: 312.862.2200 and 312.808.8145

email: dennis.myers@kirkland.com and

   hamed.meshki@kirkland.com

Stikeman Elliott LLP

1155 Rene-Levesque West, 40th Floor

Montreal, QC H3B 3V2

Attention: John W. Leopold and David Masse

Facsimile: 514.397.3222

E-mail: jleopold@stikeman.com and

    dmasse@stikeman.com

(iii)	in the case of the Engaged Capital investors:

Engaged Capital, LLC

610 Newport Center Drive, Suite 250

Newport Beach, California 92660

Attention: Glenn W. Welling

E-mail: glenn@engagedcapital.com

with a copy to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, New York 10019

Attention: Steve Wolosky and Ryan Nebel

Facsimile: 212.451.2222

E-mail: swolosky@olshanlaw.com and

     rnebel@olshanlaw.com

and

Goodmans LLP
333 Bay Street, Suite 3400
Toronto, Ontario M5H 2S7

Attention: Jon Feldman and Michael Partridge
Facsimile: 416.979.1234
E-mail: jonfeldman@goodmans.ca and mpartridge@goodmans.ca

(iv)             in the case of any other Holder, to the address of the Holder contained on the register of Holders maintained by the Issuer.

(b)               Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or transmitted (or, if such day is not a Business Day or if delivery or transmission is made on a Business Day after 5:00 p.m. (Toronto time) at the place of receipt, then on the next following Business Day) or, if mailed, on the third Business Day following the date of mailing; provided, however, that if at the time of mailing or within three Business Days thereafter there is or occurs a labour dispute or other event which might reasonably be expected to disrupt the delivery of documents by mail, any notice or other communication hereunder shall be delivered or transmitted by means of recorded electronic communication as aforesaid.

(c)               Any party may at any time change its address for service from time to time by giving notice to the other parties in accordance with this Section 4.1.

4.2	Amendments and Waivers

No amendment or waiver of any provision of this Agreement shall be binding on any party unless consented to in writing by such party. Each Investor may amend or waive a provision of this Agreement as to itself without the action or consent of any other Investor; provided that, (i) in the case of an amendment or waiver by an Oaktree Investor, the prior written consent of the Engaged Capital Investors will be required to the extent such amendment or waiver grants material additional rights and benefits to such Oaktree Investor or its Affiliates or is materially adverse to any Engaged Capital Investor and (ii) in the case of an amendment or waiver by an Engaged Capital Investor, the prior written consent of the Oaktree Investors will be required to the extent such amendment or waiver grants material additional rights and benefits to such Engaged Capital Investor or its Affiliates or is materially adverse to any Oaktree Investor. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

4.3	Successor

The Parent shall not effect a Capital Reorganization unless, as applicable, (i) the resulting Person or continuing corporation (herein called the “Parent Successor”), by operation of law, shall become, without more, bound by the terms and provisions of this Agreement, (ii) if not so bound, the Parent Successor shall execute, prior to or contemporaneously with the consummation of such transaction, an agreement supplemental hereto and such other instruments (if any) to evidence the assumption by the Parent Successor of the obligations of the Parent under this Agreement, or (iii) the parties amend this Agreement, as reasonably necessary, in order that this Agreement shall apply with full force and effect, mutatis mutandis, to all new securities into which Common Shares are changed as a result of such Capital Reorganization.

4.4	Assignment

No party may assign any of its rights or benefits under this Agreement, or delegate any of its duties or obligations, except with the prior written consent of the other party. Notwithstanding the foregoing, each Holder may assign and transfer all of its rights under this Agreement, without the consent of the Parent or the Issuer, in connection with the sale or other disposition of any Series B-1 Preferred Shares and Series B-2 Preferred Shares permitted hereunder, under the Series B-1 Preferred Share Terms and the Series B-1 Preferred Share Terms or pursuant to any other written agreement between the Investors and the Parent.

4.5	Successors and Assigns

This Agreement shall enure to the benefit of and shall be binding on and enforceable by and against the parties and their respective successors or heirs, executors, administrators and other legal personal representatives, and permitted assigns.

4.6	Further Assurances

Each of the parties hereto shall, from time to time hereafter and upon any reasonable request of the other, promptly do, execute, deliver or cause to be done, executed and delivered all further acts, documents and things as may be required or necessary for the purposes of giving effect to this Agreement.

4.7	Counterparts

This Agreement and all documents contemplated by or delivered under or in connection with this Agreement may be executed and delivered in any number of counterparts, with the same effect as if all parties had signed and delivered the same document, and all counterparts shall be construed together to be an original and will constitute one and the same agreement.

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IN WITNESS WHEREOF this Agreement has been executed by the parties.

SUNOPTA INC.

By:	/s/ Scott Huckins
Name: Scott Huckins
Title: Chief Financial Officer

SUNOPTA FOODS INC.

By:	/s/ Scott Huckins
Name: Scott Huckins
Title: Vice President

Oaktree Investors:

OAKTREE ORGANICS, L.P.

By:	Oaktree Special Situations Fund GP, L.P.
Its:	General Partner

By:	Oaktree Special Situations Fund GP, Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Zach Serebrenik
Name: Zach Serebrenik
Title: Authorized Signatory

By:	/s/ David Smolens
Name: David Smolens
Title: Authorized Signatory

OAKTREE HUNTINGTON INVESTMENT FUND II, L.P.

By:	Oaktree Huntington Investment Fund II GP, L.P.
Its:	General Partner

By:	Oaktree Fund GP, LLC
Its:	General Partner

By:	Oaktree Fund GP I, L.P.
Its:	Managing Member

By:	/s/ Zach Serebrenik
Name: Zach Serebrenik
Title: Authorized Signatory

By:	/s/ David Smolens
Name: David Smolens
Title: Authorized Signatory

Engaged Capital Investors:

ENGAGED CAPITAL FLAGSHIP MASTER FUND, LP

By:	Engaged Capital, LLC
Its:	General Partner

By:	/s/ Glenn W. Welling
Name: Glenn W. Welling
Title: Founder and Chief Investment Officer

ENGAGED CAPITAL, LLC

By:	/s/ Glenn W. Welling
Name: Glenn W. Welling
Title: Founder and Chief Investment Officer

ENGAGED CAPITAL CO-INVEST IV-A, LP

By:	Engaged Capital, LLC
Its:	General Partner

By:	/s/ Glenn W. Welling
Name: Glenn W. Welling
Title: Founder and Chief Investment Officer

SCHEDULE 1.1

SERIES B-1 PREFERRED SHARE TERMS AND
SERIES B-2 PREFERRED SHARE TERMS

See attached.